G-III ANNOUNCES PRELIMINARY RESULTS
FOR YEAR ENDED JANUARY 31, 2007

New York, New York – February 21, 2007 – G-III Apparel Group, Ltd. (Nasdaq: GIII) today announced preliminary unaudited results for its fiscal year ended January 31, 2007.

For the year ended January 31, 2007, G-III anticipates net sales of $425 - $428 million, net income of $12.5 - $13.5 million and net income per diluted share of $0.90 to $0.95. This compares to net sales of $324 million, net income of $7.1 million and net income per diluted share of $0.58 for the year ended January 31, 2006. In computing net income per diluted share, there were approximately 14,000,000 weighted average shares outstanding for the year ended January 31, 2007 compared to 12,236,000 weighted average shares outstanding for the year ended January 31, 2006.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, private labels and our own labels. G-III has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, IZOD and Tommy Hilfiger labels, and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Louisville Slugger, World Poker Tour and more than 100 U.S. colleges and universities. G-III-owned labels include, among others, Marvin Richards, G-III, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

Statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are ‘‘forward-looking statements’’ as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.